Exhibit 99.1

CTC.
C-CHIP
TECHNOLOGIES
CORPORATION

We cover your assets.

C-Chip Technologies concludes an agreement with Pay Technologies LLC

April 28, 2003 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to announce that it has concluded a marketing and distribution agreement with Pay Technologies LLC for the US market. As part of the agreement, PayTeck has made a commitment over the next 12 months to purchase 10,000 units of C-Chip's introductory credit management solution for the automotive sector. C-Chip has already made an initial shipment to PayTeck.

The agreement involves the nationwide distribution of C-Chip's credit management solution offering credit grantors, using a simple web-based application; complete control over all vehicles leased or financed in which C-Chip's solution is embedded. PayTeck will market C-Chip's solution in the US under the brand name "WEBTECK Credit Manager" and will specifically target auto dealers in the Buy-Here, Pay-Here (BHPH) community. The BHPH market represents approximately 6,000 auto dealers in the US, accounting for about 3 million used car transactions per year.

James H. Krueger, PayTeck's CEO, indicated: "We expect the C-Chip solution to be quite successful in the sub-prime automotive market. It is a tool that can significantly reduce payment delinquencies. The WEBTECK Credit Manager is effective and it will be totally transparent to drivers who will pay on time. Priced competitively and with no monthly network fees, we anticipate the demand for the WEBTECK Credit Manager to be very strong within the BHPH market."

Stephane Solis, President & CEO, said: "After years and millions invested to develop the C-ChipTM technology, I'm very pleased to see that the credit management solution that we have designed for the automotive market is attracting the interest of the BHPH community in the US. This a prime market for our technology. With the contribution of PayTeck our intent is to rapidly build a strong distribution network in the US. Once in place, our goal is to rapidly capture about 10%, or 300,000 units, of the addressable BHPH market in the US. With a product that is cost-effective, very easy to use and that can reduce payment delinquency by as much as 90%, I believe our market goal to be quite conservative."

Current estimates suggest that 20 to 30 percent of North America's consumers do not meet conventional bank credit requirement. Based on about 20 million new vehicles sales and approximately 30 million used vehicle sales annually in North America, this means over 9 million units are purchased by non-bank or sub-prime customers. As consumer bankruptcies, mobility among the workforce, divorce and layoffs increase with prime lenders tightening credit criteria, the sub-prime market is expanding. Within this environment, the C-ChipTM technology levels the playing field for all, offering credit grantors cost-effective solutions to control and protect assets in the hands of sub-prime customers, through the ability of denying service in case of non-payment.

About C-Chip Technologies Corporation

C-Chip Technologies Corporation is centering market penetration of the C-ChipTM on three specific applications; credit, security and pay-per-use management solutions for vehicles, business machines, industrial machinery and different consumer electronic products. The Company's goal is to be recognized as a leading provider of security and credit management solutions for insurance companies, lending institutions and leasing companies in the automotive market, business machine and equipment sector. Our initial marketing thrust is in North America where vehicle theft and defaulting loans are currently having a significant economic impact.

About Pay Technologies LLC

Pay Technologies LLC develops and markets financial products for the used car industry throughout the USA. Pay Technologies LLC began marketing different credit management solutions in 1999 and has grown into a multi-million dollar operation. Pay Technologies LLC products offer innovative credit solutions for difficult payment collection issues. This need has grown dramatically over the years due to the rapidly increasing number of credit challenged consumers. As a large number of consumers today do not meet historical credit guidelines to qualify for normal automotive credit approval this has helped to create a ready acceptance for innovative credit management solutions.

About the C-ChipTM Technology

The C-ChipTM is a new patent-pending, web-based wireless set of tools that offers complete remote control over targeted equipment and services. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America, at this time. Applications for the C-ChipTM technology in credit risk, security and pay-per-use management solutions offer practically unlimited opportunities for growth worldwide. Detailed information on the technology and its applications is available on our web-site at www.cchiptech.com.

Contacts:
Stephane Solis, President & CEO C-Chip Technologies Corporation 514-337-2447 ssolis@cchiptech.com	James H. Krueger, CEO Pay Technologies LLC 216-459-0353 info@payteck.cc

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.